Exhibit 23.2

CONSENT OF INDEPENENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 27, 2023 relating to the financial statements of ICU Medical, Inc. and the effectiveness of ICU Medical Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of ICU Medical for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP

Costa Mesa, California

March 15, 2023